ANNEX F

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

          As of the date of the Information Statement included in the Schedule 14 D-9 filed by the Company in connection with the Offer, none of the directors or executive officers of the Company or Purchaser Group were convicted in a criminal proceeding during the past five years or were party to any judicial proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or stare securities laws. All directors and executive officers of the Company and the Purchaser Group arc citizens of the United States. In addition, Jean FitzSimon, the Company’s former General Counsel, is a citizen of Ireland.

          For the name, address and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Company, see “Item 10 — Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K for the fiscal 2005, included as Annex B to the Proxy Statement.

          The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer or member of the Purchaser Group. The present business address for Prentice is 623 Fifth Avenue, 32nd Floor, New York, NY 10022. The present business address for Holtzman is c/o Jewelcor Companies, 100 N. Wilkes Barre Blvd, 4th Floor, Wilkes Barre, Pennsylvania 18702,

          Information in this Annex relating to the directors, executive officers and members of the Purchaser Group is based upon the Schedule TO filed by the Purchaser Group in connection with the Offer, as amended. The Company has no knowledge that such information is untrue or incomplete but has not independently verified the accuracy or completeness of such information.

Purchaser, Holdco

Name	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Jonathan Duskin	President	See “Item 10 - Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K. for The fiscal 2005, included as Annex B to the Proxy Statement,

Michael Weiss	Vice President, Secretary and Treasurer

Michael Weiss joined Prentice as the Chief Financial Officer and Chief Compliance Officer in 2005. Prior to joining Prentice, Mr. Weiss was the Chief Operating Officer and Chief Financial Officer of Cobble Creek Management LP, a registered investment advisor where he was responsible for all financial, operational and regulatory aspects. From 1996-2003, Mr. Weiss was the Chief Financial Officer and a Partner of Gotham Partners Management Co., L.L.C. where he was responsible for all financial and operational aspects of various investment vehicles. Mr. Weiss is a Certified Public Accountant and from 1991 to 1996 was a senior auditor at Ernst & Young in its hedge fund practice.

Michael Zimmerman	Director

Michael Zimmerman has served as the general partner and Chief Executive Officer of Prentice since 2005. Prior to that, he managed investments in the retail/consumer sector for S.A.C. Capital from 2000 to 2004. Mr. Zimmerman began his investment career at Lazard Asset Management where he worked from 1994-1999 covering retail and consumer companies, homebuilders and utilities. During the period 1999-2000, Mr. Zimmerman worked at Omega Advisors specializing in retail/consumer companies, advising Leon Cooperrnan, Omega’s Senior Partner.

F-l

PWJ Funding LLC and PWJ Lending LLC

Name	Title	Present Principal Occupation or Employment; Material Position Held During the Fast Five Years

Jonathan Duakin	Managing Director	See “Item 10 — Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K for fiscal 2005, included as Annex B to the Proxy Statement.

Prentice Capital Management, LP

Name	Title	Present Principal Occupation or Employment; Material Position Held During the Fast Five Years

Michael Zimmerman	General Partner and Chief Executive Officer	See above.

Michael Weiss	Chief Financial Officer and Chief Compliance Officer	See above.

Charles P.Phillips	Chief Operating Officer	See “Item10 — Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K for fiscal 2005, included as Annex B to the Proxy Statement.

Jonathan Duskin	Director	See “Item10 — Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K. for fiscal 2005, included as Annex B to the Proxy Statement.

Holtzman Opportunity Fund, L.P.

Name	Title	Present Principal Occupation or Employment; Material Position Held During the Fast Five Years

Seymour Holtzman	Sole Member of SH Independence LLC, which is the Managing Member of Holtzman Financial Advisors, LLC, which is the General Partner of Holtzman Opportunity Fund, L.P.	See “Item10 — Directors and Executive Officers of the Registrant” of the Company’s Annual Report on Form 10-K for fiscal 2005, included as Annex B to the Proxy Statement.

F-2